                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                       CHEVRON CORPORATION
------------------------------------------------------------------
         (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                                            [logo]

                              CHEVRON CORPORATION

                                 Notice of the
                              2000 Annual Meeting
                                    and the
                              2000 Proxy Statement

                               TABLE OF CONTENTS


Notice of the Annual Meeting of Stockholders

Information About Attending

2000 Proxy Statement..................................................    1

General Information...................................................    1
-         Appointment of Proxy Holders................................    1
-         Methods of Voting...........................................    1
-         Vote Required and Method of Counting........................    2
-         Confidential Voting.........................................    2
-         Method and Cost of Soliciting and Tabulating Votes..........    2
-         Multiple Copies of Annual Report to Stockholders............    3
-         Electronic Access to Proxy Materials and Annual Report......    3

Election of Directors (Item 1 on the proxy form)......................    4
-         Nominees for Directors......................................    4

Board Governance and Operations.......................................    8
-         Board Governance............................................    8
-         Board Structure.............................................    8
-         Board Meetings and Attendance...............................    8
-         Board Committee Structure...................................    8
-         Board Committee Meetings and Functions......................    9

Directors' Compensation...............................................   10
-         Stock Compensation..........................................   10
-         Cash Compensation...........................................   10
-         Deferrals of Cash Compensation..............................   10
-         Expenses....................................................   10

Stock Ownership Information...........................................   11
-         Directors' and Executive Officers' Stock Ownership..........   11
-         Section 16(a) Beneficial Ownership Reporting Compliance.....   11

Executive Compensation................................................   12
-         Management Compensation Committee Report on Executive
          Compensation................................................   12
-         Summary Compensation Table..................................   16
-         Long-Term Incentive Plan -- 1999 Performance Unit Awards
          Table.......................................................   16
-         Option Grants in Last Fiscal Year Table.....................   17
-         Aggregated Option Exercises in Last Fiscal Year and Fiscal
          Year-end Option Values Table................................   17
-         Pension Plan Table..........................................   18
-         Performance Graph...........................................   19

Increase Shares of Common Stock (Item 2 on the proxy form)............   20

Ratification of Accountants (Item 3 on the proxy form)................   22

Submission of Future Stockholder Proposals............................   23

Stockholder Proposals (Items 4 through 6 on the proxy form)...........   24
-         To eliminate Bioaccumulative Halogenated Pollutants.........   24
-         To report on Potential Environmental Damage to ANWR.........   26
-         To report on Greenhouse Gas Emissions.......................   28

Other Matters.........................................................   31

                                                           [LOGO]
                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                                     MEETING DATE:    Wednesday, April 26, 2000
                                     MEETING TIME:    9:30 a.m., PDT
                                     MEETING LOCATION:        Chevron Park
                                                              Building A
                                                              6001 Bollinger Canyon Road
                                                              San Ramon, CA 94583

RECORD DATE:  February 28, 2000

AGENDA:

- To elect 12 directors;

- To vote upon the proposal to increase the number of authorized shares of Common Stock;

- To ratify the Board's appointment of independent public accountants;

- To take action on the stockholder proposals; and

- To transact any other business that may be properly brought before the Annual Meeting.

ADMISSION

All stockholders and representatives whom stockholders have authorized in writing are cordially invited to attend the Annual Meeting. We will hold the Annual Meeting at Chevron Park in San Ramon, California. Seating will be limited at Chevron Park. We will give stockholders priority seating at the Annual Meeting. Depending on stockholder attendance, we may have to seat guests in an overflow area. Please refer to the next page for information about attending the Annual Meeting.

VOTING

Stockholders owning Chevron Stock at the close of business on the Record Date, or a representative whom a stockholder has authorized in writing, are entitled to vote at the Annual Meeting. Please refer to page 2 of the proxy statement for an explanation of Chevron's confidential voting procedures.

STOCKHOLDER LIST

Chevron will make available on the Meeting Date at Chevron Park a list of stockholders as of the Record Date. It will also make the list available for ten days prior to the Annual Meeting, between the hours of 8:00 a.m. and 4:00 p.m. at the office of Chevron Corporation, Chevron Park, 6001 Bollinger Canyon Road, San Ramon, California 94583. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

We are distributing this proxy statement, proxy form and Chevron's 1999 Annual Report to Stockholders on or about March 22, 2000.

By Order of the Board of Directors,

         [SIGNATURE]

Lydia I. Beebe
Corporate Secretary

INFORMATION ABOUT ATTENDING
-----------------------------------------------------

We will hold the Annual Meeting at Chevron Park in San Ramon, California. Seating will be limited at Chevron Park. We will give stockholders priority in seating. Depending on stockholder attendance, we may have to seat guests in an overflow area.

Stockholders must present a ticket to be admitted to the Annual Meeting. For stockholders of record, your parking and admission ticket is the detachable portion of your proxy form. Please have your ticket out and available when you reach Chevron Park.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, your ticket is the copy of your latest account statement showing your Chevron Stock balance. Please present your account statement to the registration area at the Annual Meeting.

We will have headsets available at the Annual Meeting for stockholders with impaired hearing. If you require other special accommodations at the Annual Meeting due to a disability, please write to the Corporate Secretary identifying your specific need at 575 Market Street, San Francisco, CA 94105 by April 14, 2000.

                           Directions To Chevron Park

                                  [MAP]

March 22, 2000                                             CHEVRON CORPORATION
                                                           575 Market Street
                                                           San Francisco, California 94105

                              2000 PROXY STATEMENT

GENERAL INFORMATION
-----------------------------------------------------

APPOINTMENT OF PROXY HOLDERS

Your Board of Directors asks you to appoint Carla A. Hills, David J. O'Reilly and Charles M. Pigott as your proxy holders to vote your shares at the 2000 Annual Meeting of Stockholders. YOU MAKE THIS APPOINTMENT BY VOTING THE ENCLOSED PROXY FORM USING ONE OF THE METHODS OF VOTING DESCRIBED BELOW.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy form or during the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this proxy statement was printed and which, under Chevron's By-laws, may be properly presented for action at the Annual Meeting.

You may also vote in person at the Annual Meeting. However, your Board recommends that you vote by appointing the proxy holders as it is not practical for most stockholders to attend the Annual Meeting. YOUR BOARD STRONGLY ENCOURAGES YOU TO EXERCISE YOUR RIGHT TO VOTE BY USING ONE OF THE METHODS OF VOTING DESCRIBED BELOW. Voting early may save Chevron the expense of a second mailing in order to receive a quorum of shares necessary to hold the Annual Meeting.

METHODS OF VOTING

- VOTING BY MAIL. Stockholders may sign, date and return their proxy forms in the pre-addressed, postage-paid envelope provided.

- VOTING BY TELEPHONE OR THE INTERNET. If you have stock certificates issued in your own name, you may vote by proxy using the mail, using the toll-free number or at the Internet address listed on the proxy form. Telephone and Internet voting are also available to those of you who own shares held in the Chevron Profit Sharing/Savings Plan.

  The telephone and Internet voting procedures are designed to verify your vote through the use of a Control Number that is provided on each proxy form. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy form for specific instructions.

  Stockholders whose shares are held through a brokerage firm, bank or other holder of record may vote by telephone or the Internet only if the holder of record offers those options.

- REVOKING YOUR VOTING INSTRUCTIONS TO YOUR PROXY HOLDERS. If you have certificates issued in your own name and you vote by proxy using the mail, the Internet or a telephone, you may later revoke your proxy instructions by:

      --  sending a written statement to that effect to the Corporate Secretary;

      -- submitting a proxy form with a later date signed as your name appears on the stock account;

      --  voting at a later time by telephone or the Internet; or

      -- voting in person at the Annual Meeting (except for shares held through a brokerage firm, bank or other holder of record).

If you have shares held through a brokerage firm, bank or other holder of record, and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity's procedures.

VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the Record Date, there were 655,618,874 shares of Chevron Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote.

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person or by their proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but they will not be voted on any matter.

The vote required and method of calculation is as follows for the various business matters to be considered at the Annual Meeting:

ITEM 1--ELECTION OF DIRECTORS
Each outstanding share of Chevron Stock is entitled to one vote for as many separate nominees as there are Directors to be elected. The nominees who receive the most votes for the number of positions to be filled are elected Directors. If you do not wish your shares to be voted for a particular nominee you may so indicate in the space provided on the proxy form or withhold authority as prompted during the telephone or Internet voting instructions.

ITEM 2--INCREASE SHARES OF COMMON STOCK is approved if the number of shares voted in favor is a majority of the shares entitled to vote.

ITEM 3--RATIFICATION OF ACCOUNTANTS and ITEMS 4 THROUGH 6--STOCKHOLDER PROPOSALS are approved if the number of shares voted in favor of each exceeds the number of shares voted against. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) do not affect the voting calculations.

CONFIDENTIAL VOTING

In 1979, we adopted a confidential voting policy to protect our stockholders' voting privacy. Under this policy ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders of record are treated as confidential. Only the proxy solicitor, the proxy tabulator and the Inspector of Election have access to the ballots, proxy forms and voting instructions. Anyone who processes or inspects the ballots, proxy forms and voting instructions signs a pledge to treat them as confidential. None of these persons is a Chevron Director, officer or employee.

The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only in the event of a proxy contest or as otherwise required by law.

The proxy tabulator will forward comments written on the proxy forms to management but will not disclose your identity unless you request it in writing.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

Chevron has retained Georgeson Shareholder Communications Inc. to assist in distributing these proxy materials and soliciting votes at an estimated cost of $25,000 plus their reasonable out-of-pocket expenses. Chevron employees, personally or by telephone, may solicit your proxy voting instructions.

Chevron will reimburse brokerage firms, banks and other holders of record for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

ChaseMellon Shareholder Services, Chevron's transfer agent, will be the proxy tabulator and also act as the Inspector of Election.

MULTIPLE COPIES OF ANNUAL REPORT TO STOCKHOLDERS

If you received more than one copy of the 1999 Annual Report, you may wish to eliminate wasteful future duplication. This will also help save Chevron the cost of producing and mailing duplicate reports.

Under current SEC regulations, Chevron must continue to send the annual report to at least one account at your address unless all of the account owners elect to view future annual reports and proxy statements over the Internet as described below.

Mailing of dividends, dividend reinvestment statements, proxy statements, proxy cards and special notices will not be affected by your election to discontinue duplicate mailings of annual reports. To discontinue or resume the mailing of an annual report for an account, please call ChaseMellon Shareholder Services' toll-free number, 1-800-368-8357. If you own Chevron Stock through a brokerage firm, bank or other holder of record and receive more than one Chevron annual report, contact that holder of record to eliminate duplicate mailings.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

This proxy statement and the 1999 Annual Report are available on Chevron's Internet site at http://www.chevron.com.

If you are a stockholder of record, you can elect to view future proxy statements and annual reports at this Internet site on the same day as the proxy statement is filed with the SEC instead of receiving paper copies in the mail. You can make this election by marking the appropriate box on your 2000 proxy card or by following the instructions provided if you vote over the Internet or by telephone.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail in 2001 with instructions containing the Internet address of those materials. Your choice will remain in effect until you call the ChaseMellon Shareholder Services' toll-free number and tell them otherwise. You do not have to elect Internet access each year.

If you hold your Chevron Stock through a brokerage firm, bank or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

ELECTION OF DIRECTORS
-----------------------------------------------------
(ITEM 1 ON THE PROXY FORM)

Your Board has nominated the twelve current Directors for re-election.

The persons named as proxy holders on the proxy form will vote your shares FOR the twelve nominees unless you withhold authority in the spaces provided on the proxy form or as prompted during the telephone or Internet voting instructions. All Directors are elected annually. They serve for a one-year term and until their successors are elected.

If any nominee is unable to serve as a Director, which is not anticipated, the Board by resolution may reduce the number of Directors or choose a substitute.

Detailed information on each nominee is provided below.

--------------------------------------------------------------------------------

NOMINEES FOR DIRECTORS

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

[PHOTO] SAMUEL H. ARMACOST

Director since 1982

Mr. Armacost, age 60, became Chairman of SRI International, formerly Stanford Research Institute, an independent research, technology development and consulting organization, in 1998.

Prior Positions Held: Mr. Armacost was a Managing Director of Weiss, Peck & Greer L.L.C. from 1990 until 1998. He was a Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986.

Other Directorships: The James Irvine Foundation, Exponent, Inc., Scios, Inc., Toshiba International Advisory Group.

Other Memberships: The Business Council and the Advisory Council of the California Academy of Sciences.

[PHOTO] SAMUEL L. GINN

Director since 1989

Mr. Ginn, age 62, has been Chairman of Vodafone AirTouch Plc, a worldwide wireless telecommunications company, since June 30, 1999.

Prior Positions Held: Mr. Ginn was Chairman of the Board and Chief Executive Officer of AirTouch Communications, Inc. from 1993 until June 29, 1999. He was Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group from 1988 until April 1, 1994.

Other Directorships: Hewlett-Packard Company.

Other Memberships: The Business Council, The Institute for International Studies at Stanford, San Francisco Committee on JOBS, Council on Foreign Relations.

[PHOTO] AMBASSADOR CARLA ANDERSON HILLS

Director 1977 through 1988
and since 1993

Ambassador Hills, age 66, has been Chairman and Chief Executive Officer of Hills & Company International Consultants, a company giving advice on investment, trade and risk issues abroad, since 1993.

Prior Positions Held: Ambassador Hills served as United States Trade Representative from 1989 to 1993.

Other Directorships: American International Group, Inc., Lucent
Technologies Inc., Time Warner Inc., TCW Group, Inc.

Other Memberships: Director, Council on Foreign Relations; Trustee, Inter-American Dialogue; Vice-Chair, US-China Business Council; Trustee, Asia Society.

[PHOTO] SENATOR J. BENNETT JOHNSTON

Director since 1997

Senator Johnston, age 67, has been Chief Executive Officer of Johnston & Associates, a governmental and business consulting firm, since 1997.

Prior Positions Held: Senator Johnston served as U.S. Senator from Louisiana from 1972 through 1996. He was a member of the Senate Committee on Energy and Natural Resources (Chairman from 1986 until 1994 and ranking Democrat from 1994 through 1996). He was a member of the Appropriations Committee and Chairman of the Subcommittee on Energy & Water Development from 1986 until 1994. He also served on the Select Committee on Intelligence; the Budget Committee; and the Special Committee on Aging. Prior to serving in the Senate he served in the Louisiana State Legislature for eight years.

Other Directorships: Columbia Energy Group Inc., Freeport-McMoRan Copper & Gold Inc.

Other Memberships: President, U.S. Pacific Economic Cooperation Council.

[PHOTO] RICHARD H. MATZKE

Director since 1997

Mr. Matzke, age 63, has been a Vice-Chairman of the Board of Chevron since 2000.

Prior Positions Held: Mr. Matzke was Vice-President of Chevron and President of Chevron Overseas Petroleum Inc. from 1990 until 1999. He has also served as a Vice-President of Chevron Chemical Company, manager of Chevron's foreign operations staff, a Director of Caltex Pacific Indonesia, and Director and President of Chevron Canada Resources Limited. Mr. Matzke joined Chevron in 1961.

Other Directorships: Dynegy Inc., Trustees of The Africa America Institute and the Advisory Board of the Center for Strategic and International Studies, Chairman of the Board of Directors of the US-Kazakhstan Business Association, Vice-Chairman of the US-Azerbaijan Chamber of Commerce.

Other Memberships: American Institute of Professional Geologists, American Association of Petroleum Geologists, US-Russia Business Council, Business Council for International Understanding, Council on Foreign Relations.

--------------------------------------------------------------------------------
(ITEM 1 ON THE PROXY FORM)

[PHOTO] DAVID J. O'REILLY

Director since 1998

Mr. O'Reilly, age 53, has been Chairman of the Board of Chevron since 2000.

Prior Positions Held: Mr. O'Reilly was Vice-Chairman of the Board of Chevron from 1998 until 1999. He was a Vice-President of Chevron from 1991 until 1998. He was President of Chevron Products Company from 1994 until 1998, a Director of Caltex Petroleum Corporation from 1992 until 1994, and was a Senior Vice-President and Chief Operating Officer of Chevron Chemical Company from 1989 until 1991. He joined Chevron in 1968.

Other Directorships: American Petroleum Institute, San Francisco Symphony Board of Governors, National Action Council for Minorities in Engineering, Inc., the Bay Area Council.

Other Memberships: The Business Council, The Business Roundtable.

[PHOTO] CHARLES M. PIGOTT

Director since 1973

Mr. Pigott, age 70, became Chairman Emeritus of PACCAR Inc, a manufacturer of transportation equipment, in 1997.

Prior Positions Held: Mr. Pigott was President of PACCAR Inc from 1965 until 1968, was its Chief Executive Officer from 1967 until 1997 and was its Chairman of the Board from 1986 until 1997.

Other Directorships: The Boeing Company, PACCAR Inc, Seattle Times Company.

[PHOTO] CONDOLEEZZA RICE

Director since 1991

Dr. Rice, age 45, recently completed a six-year tenure as Stanford's Provost in July 1999, during which she was the university's chief budget and academic officer. Currently on an academic leave of absence from Stanford for a year, Dr. Rice is a Hoover Senior Fellow and Professor of Political Science.

Prior Positions Held: Dr. Rice has been a member of the Stanford University faculty since 1981. From 1989 until April 1991, she served on the Bush Administration's National Security Council as Special Assistant to President Bush for National Security Affairs and Senior Director for Soviet Affairs.

Other Directorships: Charles Schwab Corporation, William and Flora Hewlett Foundation.

Other Memberships: Council on Foreign Relations, J.P. Morgan International Advisory Council.

[PHOTO] FRANK A. SHRONTZ

Director since 1996

Mr. Shrontz, age 68, was Chairman of the Board of The Boeing
Company, manufacturer and seller of aircraft and related products, from 1988 until February 1997.

Prior Positions Held: Mr. Shrontz was Chief Executive Officer of The Boeing Company from 1986 until 1996 and was its President from 1985 until 1988. He served as Assistant Secretary of the Air Force and as Assistant Secretary of Defense from 1973 until 1976.

Other Directorships: Boise Cascade Corporation, Minnesota Mining and Manufacturing Company.

Other Memberships: The Business Council, a citizen regent of The Smithsonian Institution.

[PHOTO] JAMES N. SULLIVAN

Director since 1988

Mr. Sullivan, age 62, has been a Vice-Chairman of the Board of Chevron since 1989.

Prior Positions Held: Mr. Sullivan was a Vice-President of Chevron from 1983 until 1989. He joined Chevron in 1961 as a process engineer and held a succession of manufacturing assignments.

Other Directorships: Weyerhaeuser Company, American Petroleum Institute, United Way of the Bay Area.

Other Memberships: Board of Trustees of the University of San Francisco, Committee for Economic Development, Asian Art Museum of San Francisco.

[PHOTO] CHANG-LIN TIEN

Director since 1997

Dr. Tien, age 64, has been University Professor, since 1999 and
NEC Distinguished Professor of Engineering at the University of California, Berkeley, since 1997.

Prior Positions Held: Dr. Tien was Chancellor at the University of California, Berkeley from 1990 until 1997.

Other Directorships: Kaiser Permanente, Shanghai Commercial Bank (Hong Kong), Wells Fargo & Company.

Other Memberships: National Academy of Engineering, Pacific Council on International Policy, U.S. Committee for Economic Development, Council on Foreign Relations, Fellow of the American Academy of Arts and Sciences, Chairman of The Asia Foundation.

[PHOTO] JOHN A. YOUNG

Director since 1985

Mr. Young, age 67, has been Vice-Chairman of the Board of Novell, Inc., a networking software company, since 1997 and Vice-Chairman of the Board of SmithKline Beechman PLC since 1998.

Prior Positions Held: From 1993 to 1997, Mr. Young served on a variety of corporate and non-profit boards. He was President and Chief Executive Officer of Hewlett-Packard Company from 1978 until 1992.

Other Directorships: Affymetrix, Inc., Lucent Technologies Inc., Wells Fargo & Company.

Other Memberships: The Business Council, National Academy of Engineering, Co-Chair of the President's Committee of Advisors on Science and Technology.

BOARD GOVERNANCE AND OPERATIONS
-----------------------------------------------------

BOARD GOVERNANCE

The business and affairs of Chevron are managed by or under the direction of your Board. Your Board reaffirms its management accountability to the stockholders through the annual election process. All Directors annually stand for election. They do so based on Chevron's performance record, which is set forth in Chevron's annual report and proxy statement.

Your Board reviews and ratifies senior management selection, succession planning and compensation. It monitors overall corporate performance, the integrity of Chevron's financial controls and the effectiveness of its legal compliance programs.

Your Board oversees Chevron's strategic and business planning process. Chevron's strategic and business planning is a year-round process culminating in a day-long Board review of Chevron's updated Corporate Strategic Plan, its three-year business plan, the next year's capital expenditures budget plus other key financial and supplemental objectives.

BOARD STRUCTURE

Your Board's structure, composition and operating practices provide the foundation for the effective discharge of its leadership responsibilities.

Your Board's composition and size are assessed at least annually by the Board Nominating and Governance Committee. The Committee recommends prospective directors to the Board without regard to race, religion or sex with the goal of creating a balance of knowledge, experience, and diversity. A majority of the Board consist of non-employee Directors.

As a stockholder you may recommend a nominee by writing to the Corporate Secretary specifying the nominee's name and the qualifications for Board membership. All recommendations will be brought to the attention of the Board Nominating and Governance Committee.

Chevron has a policy of mandatory retirement at the age 65 for employee Directors and the age 72 for outside Directors.

The Board Nominating and Governance Committee reviews and concurs in the election of any officer-director to outside board seats.

BOARD MEETINGS AND ATTENDANCE

Your Board met at 10 regularly scheduled Board meetings and 14 Board committee meetings in 1999. All Board members attended on average over 94% of the Board and appropriate Board committee meetings.

BOARD COMMITTEE STRUCTURE

The Management Compensation Committee was established in 1966, the Audit Committee in 1975, the Nominating Committee in 1978, and the Public Policy Committee in 1989. In 1996, the Nominating Committee's responsibilities were expanded to add governance oversight responsibility and its name was changed to the Board Nominating and Governance Committee.

Each committee is chaired by a non-employee Director who determines the agenda, the frequency and length of the meetings and who has unlimited access to Chevron's management and information.

All Board committees are composed entirely of non-employee Directors except for the Public Policy Committee. Mr. O'Reilly is a member of the Public Policy Committee.

Each non-employee Director currently serves on two committees. Committee members serve staggered four-year terms enabling Directors in office longer than four years to serve on various committees. Fixed four-year terms for committee chairpersons facilitate rotation of committee chairpersons while preserving experienced leadership.

BOARD COMMITTEE MEETINGS AND FUNCTIONS

The following table shows each committee member, the number of committee meetings held during 1999 and the functions performed by the committees.

BOARD COMMITTEE MEETINGS AND FUNCTIONS

             Committees                                    Committee Functions
AUDIT                                  --  Recommends to the Board the selection of independent
Meetings: 4                                public accountants
Samuel L. Ginn*                        --  Reviews reports of independent and internal auditors
J. Bennett Johnston                    --  Reviews and approves the scope and cost of all services
Condoleezza Rice                           (including nonaudit services) provided by the firm
Frank A. Shrontz                           selected to conduct the audit
                                       --  Monitors the effectiveness of the audit process and
                                           financial reporting
                                       --  Reviews the adequacy of financial and operating controls
                                       --  Monitors the corporate compliance program

MANAGEMENT                             --  Reviews and approves salaries and other compensation
COMPENSATION                               matters for executive officers
Meetings: 4                            --  Administers the Excess Benefit, Management Incentive,
Samuel H. Armacost*                        Long-Term Incentive and Salary Deferred Plans for
Carla A. Hills                             management employees
Charles M. Pigott
Chang-Lin Tien
John A. Young
PUBLIC POLICY                          --  Identifies, monitors and evaluates domestic and foreign
Meetings: 3                                social, political and environmental issues
Samuel H. Armacost                     --  Recommends to the Board policies and strategies
Samuel L. Ginn                             concerning such issues
David J. O'Reilly
Condoleezza Rice*
Frank A. Shrontz
John A. Young
BOARD NOMINATING                       --  Reviews Chevron's corporate governance practices and
AND GOVERNANCE                             recommends changes as appropriate
Meetings: 3                            --  Recommends changes to improve Board, Board committee and
Carla A. Hills                             individual director effectiveness
J. Bennett Johnston                    --  Assesses the size and composition of the Board
Charles M. Pigott*                     --  Recommends prospective director nominees
Chang-Lin Tien                         --  Periodically reviews the Stockholder Rights Plan
*COMMITTEE CHAIRPERSON

DIRECTORS' COMPENSATION
-----------------------------------------------------

Chevron believes that non-employee Directors' compensation should provide total compensation that is competitive, links rewards to business results and stockholder returns and facilitates increased ownership of Chevron Stock. Chevron does not have a retirement plan for non-employee Directors. Chevron's executive officers are not paid additional compensation for their services as Directors.

In 1999, compensation for non-employee Directors included the following stock and cash elements:

STOCK COMPENSATION

An annual grant of 400 shares of restricted Chevron Stock is made under the Chevron Restricted Stock Plan for Non-Employee Directors. The Plan provides that the dividends attributable to the restricted shares may be paid in cash or used by the Director to purchase additional shares of restricted Chevron Stock.

Annual awards under the Plan are subject to forfeiture if a non-employee Director does not serve as a Chevron Director for a minimum of five years after the award is granted. However, such forfeiture does not apply if a Director dies, reaches mandatory retirement age, becomes disabled, changes primary occupation or enters government service

CASH COMPENSATION

- $35,000 annual retainer

- $1,500 for each Board meeting attended

- $1,500 for each Board committee meeting attended

- $1,500 for each Board committee meeting chaired.

DEFERRALS OF CASH COMPENSATION

A non-employee Director may defer receipt of all or any portion of the annual retainer and meeting fees. Deferred amounts are credited each quarter with interest at a variable rate, or, alternatively at the election of the Director, are converted into stock units representing shares of Chevron Stock equal in value to the amount deferred. In such event, unpaid stock units are credited each quarter with dividend equivalents in the same amounts as the dividends paid on Chevron Stock.

Distribution of stock units is ultimately made in cash. The amount distributed to a Director will reflect changes in the market value of Chevron Stock during the deferral period. Any deferred amounts remaining unpaid at the time of a Director's death are distributed to the Director's beneficiary.

EXPENSES

Non-employee Directors are reimbursed for out-of-pocket expenses that they incur in connection with the business and affairs of Chevron.

STOCK OWNERSHIP INFORMATION
-----------------------------------------------------

The following table shows the ownership interest in Chevron Stock for each Director, nominee and executive officer as of January 26, 2000. No Director, nominee or executive officer owns 1% or more of the outstanding shares of Chevron Stock, nor do the Directors and executive officers as a group.

DIRECTORS' AND EXECUTIVE OFFICERS' STOCK OWNERSHIP

                            Name                              Shares Currently   Exercisable   Restricted Stock
           ("-" denotes a non-employee Director)               Owned (1)         Options (2)    Units (3)
Samuel H. Armacost-                                                 6,787                 0              0
Samuel L. Ginn-                                                     3,260                 0          2,686
Carla A. Hills-                                                     3,409                 0              0
J. Bennett Johnston-                                                1,260                 0              0
Martin R. Klitten                                                  25,706           200,600              0
Richard H. Matzke                                                  51,085           209,500              0
David J. O'Reilly                                                  25,979           170,900              0
Charles M. Pigott-                                                 70,136                 0          3,334
Condoleezza Rice-                                                   3,014                 0              0
Frank A. Shrontz-                                                   2,510                 0              0
James N. Sullivan                                                  60,529           378,800              0
Chang-Lin Tien-                                                     1,200                 0              0
John A. Young-                                                      5,687                 0              0
Directors and Executive Officers as a group (18 persons)          349,327         2,034,800         20,855

(1) For non-employee Directors the amounts shown include shares of restricted Chevron Stock awarded under the Chevron Restricted Stock Plan for Non-Employee Directors. For executive officers the amounts shown include shares held for them in trust under the Profit Sharing/Savings Plan and in the dividend reinvestment plan.

(2) These stock options were awarded under the Long-Term Incentive Plan and are currently exercisable. Securities and Exchange Commission rules consider a person to be the beneficial owner of shares of Chevron Stock if (a) he or she has a right to vote or sell them or (b) can exercise an option to acquire them now or at some time within the next 60 days.
(3) Restricted stock units do not carry voting rights and may not be sold. But they represent economic ownership of Chevron Stock since their value depends on the performance of Chevron Stock and they may ultimately be paid in shares. For non-employee Directors, these are stock units awarded under the Chevron Restricted Stock Plan for Non-Employee Directors. For executive officers, these are stock units deferred under the Management Incentive Plan, the Long-Term Incentive Plan and the Salary Deferred Plan.

SECTION 16

(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Chevron Directors and executive officers, and persons who own more than 10% of a registered class of Chevron's equity securities to file with the U.S. Securities and Exchange Commission, the New York Stock Exchange and Chevron reports of initial ownership and reports of changes in ownership of Chevron equity securities.

Based solely on a review of the reports furnished to Chevron, we believe that during 1999 all of your Directors, executive officers and 10% stockholders complied with the requirements for reporting initial ownership and changes in ownership of Chevron's equity securities.

EXECUTIVE COMPENSATION
-----------------------------------------------------

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Management Compensation Committee of the Board of Directors (the "Committee") makes this report to help you understand the Committee's objectives and the procedures used to determine the compensation of Chevron's Chief Executive Officer and other senior Chevron executives.

The Committee, consisting of five of the nine non-employee Directors, is responsible for Chevron's executive compensation program. All members of the Committee qualify as "outside directors" under section 162(m) of the Internal Revenue Code. In structuring Chevron's incentive programs, the Committee is advised on plan design by external compensation consultants. Chevron's compensation staff provides additional counsel, data and analysis as requested by the Committee.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Committee believes that compensation of Chevron's key executives should:

- link rewards to business results and stockholder returns;

- encourage creation of stockholder value and achievement of strategic objectives;

- provide a total compensation opportunity that is competitive with major oil companies, taking into account relative company size and performance as well as individual experience, responsibility and performance;

- maintain an appropriate balance between base salary and short- and long-term incentive opportunity, with more compensation at risk at the higher salary grades; and

- attract and retain high caliber personnel on a long-term basis.

Chevron has used six major oil companies as its competition when determining competitive compensation practice (BP Amoco, Arco, Exxon, Mobil, US Shell and Texaco). The pending merger of BP Amoco and Arco and the completed Exxon and Mobil merger will reduce the number of competitor companies in the peer group. Therefore in 2000, the makeup of the peer group for future information surveys and comparisons will be expanded to include Conoco, Marathon, Phillips and Equiva (the downstream Joint Venture between US Shell and Texaco), which better reflects the companies Chevron competes with for overall human resources talent.

The six competitors (BP Amoco, Arco, Exxon, Mobil, Royal Dutch Shell and Texaco) are the primary competition in the marketplace where Chevron operates and have comprised the competitor peer group for determining relative total stockholder return ("TSR"), which is stock price appreciation plus dividends on a reinvested basis. Royal Dutch Shell is used in place of US Shell because US Shell is not a publicly traded company. In 2000 we will replace Exxon and Mobil with the new merged company ExxonMobil. BP Amoco and Arco will be replaced by the resulting BP Amoco-Arco if the pending merger is consummated.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

Chevron's existing executive compensation program consists of three elements:
Base Pay,

Short-Term Incentives and Long-Term Incentives. For senior executives, the Committee believes short- and long-term incentive pay, linked to Chevron's financial performance, should represent half or more of their total compensation opportunity.

Base Pay

- The executive salary structure targets the average pay levels of the major oil competitors. When establishing the salary structure, the Committee also reviews non-oil pay information provided by its external consultant to ensure compensation opportunity is appropriate on a broad industry basis.

- Executive salaries and proposed changes are reviewed and approved by the Committee. Pay increases under the executive salary program are administered throughout the salary program year.

- Actual salaries vary by individual and are based on sustained performance toward achievement of Chevron's goals, objectives and strategic intents. The Committee also considers experience and current salary compared to market rates when considering salary actions.

Short-Term Incentive (Management Incentive Plan)

- The Management Incentive Plan (MIP) is an annual cash incentive plan which links awards to performance results of the prior year. Individual target awards vary by salary grade and are based on the competitive annual bonus practices of major oil competitors. Actual individual awards typically vary from 150% of target to zero.

- Awards are based on the Committee's assessments of performance vs. objectives for two components: corporate results and operating company or department/staff results. For certain individuals in operating company positions, a third component of strategic business unit (SBU) results is also used in the award determination process. Each component is weighted about the same (either one-half or one-third) depending on whether or not an SBU component is included. A leadership performance factor (LPF) is used as an overall modifier to the component ratings. The LPF is based on personal contribution in achieving business results and leadership behaviors demonstrated in achieving the results. Performance assessments within each of the components are aggregate judgments; there is no specific weighting formula for each factor within a component.

- Corporate, operating company and SBU financial and strategic objectives are set at the beginning of each year. Financial objectives are developed for: earnings, return on capital employed (ROCE), cash flow and operating expense. Non-financial measures such as organizational safety performance versus objectives and reliable operations metrics are also included in the evaluation process. Results are measured against objectives and against major oil competitor results.

- An individual's key job responsibilities and objectives are also established at the beginning of each year. Individual objectives include achievement of business unit financial goals as well as targets related to business operations (e.g., refinery throughput, production volumes, product quality, safety, environmental performance, etc.). Performance assessments are also made on other factors including diversity, leadership, teamwork, communication, planning and organizing, creativity and innovation, and quality improvement.

- The corporate performance assessment is the same for all MIP participants. Individuals will have different operating company, SBU and leadership performance assessments.

Long-Term Incentive (Long-Term Incentive Plan)

- The Long-Term Incentive Plan (LTIP) is designed specifically to link a substantial portion of executive pay to increases in stockholder value. Individual grants vary by salary grade, and are based on valuations of grants made by the major oil competitors (these valuations are provided by the Committee's external consultant). Grants are typically in the form of non-qualified stock options and performance units.

- Non-Qualified Stock Options (NQSOs) are awarded at market price on the day of grant, vest after one year, and have a ten-year term. Their ultimate value depends entirely on appreciation of Chevron Stock. The Committee does not grant discounted options.

- Performance Units - The ultimate value of Performance Units (denominated in shares of Chevron Stock) is tied to TSR as compared to TSRs for the peer group competitors. Performance units have a three-year vesting period, with a performance modifier based on relative TSR ranking that can vary from 0% to 150%. If Chevron's TSR is the lowest of the peer group competitors, the modifier is 0%; if highest, the modifier is 150%. Moreover, if the difference between one or more competitor's TSR and Chevron's TSR is less than one percent, the TSR ranking modifiers are averaged. Payout is in cash and is equal to the number of Performance Units multiplied by the performance modifier multiplied by the 20 day trailing average price of Chevron Stock at the end of the performance period.

EXECUTIVE STOCK OWNERSHIP

Chevron does not have formal stock ownership guidelines. Executives participate in Chevron's Profit Sharing/Savings Plan (a broad-based employee stock ownership and savings plan) which has a Chevron Stock fund account. They also have the option to defer MIP awards and LTIP performance unit payouts into Chevron stock units. As a result of these opportunities, the average value of Chevron Stock holdings of executives as a group is more than five times their annual salaries.

1999 CEO COMPENSATION

Base Pay

Chevron had a strong year in 1998, meeting many of its operational targets. However, financial performance was down compared to 1997, primarily due to low crude prices (WTI spot prices averaged $14.38/bbl - a twenty-year low - down 30% from 1997) and lower Henry Hub natural gas prices (average $2.08/mcf, a 19% decline from 1997). Despite this difficult financial climate, operating expense was reduced by over $600 million in 1998 to $7.0 billion or $5.32/bbl. The Committee did not grant Mr. Derr a salary increase in 1999. Mr. Derr's annual salary of $1,350,000 reflects his excellent performance throughout his eleven-year tenure as CEO.

Annual Bonus (MIP)

In 1999, Chevron increased its efforts to reduce costs while continuing to seek and acquire assets with the potential for long-term revenue growth. This strategy, coupled with a rebound in crude prices, resulted in operational earnings of $2.3 billion which is 47% above target and 18% above 1998. Chevron's operational ROCE was 10.2%, up from 9.2% last year, and TSR for the year was 7.3%.

Operating expense continued to decline in 1999 to $5.16/bbl. This is a reduction of $0.16/bbl from the 1999 yearly objective of $5.32/bbl. Cost Structure Action Teams were formed in 1999 to oversee the cost reduction process across the whole company. Initiatives related to global procurement, finance, human resources and technology were implemented, and Chevron sold its remaining office buildings in San Francisco and relocated many of its employees to lower cost facilities in San Ramon.

Upstream operations continue to grow and net worldwide OEG production, worldwide liquids production and international liquids production all established new records in 1999. Chevron completed two acquisitions in 1999 that are expected to contribute significantly to the Company's growth in international upstream. The acquisition of Petrolera Argentina San Jorge S.A. will provide the foundation for further growth opportunities in Latin America while the acquisition of Rutherford-Moran Oil Corporation provides Chevron with a strategic entry into the Southeast Asia gas market. Chevron's worldwide net proved OEG reserves replacement ratio at the end of 1999 was about 108%. This marks the seventh consecutive year of reserves replacement in excess of 100%. Combined U.S. and international liquids production is up about 2% over 1998, with international liquids production rising 4% above 1998 levels.

Gasoline sales have grown 5% from 1998 levels, and convenience store gross margin increased by 20% from the prior year. The successful integration of the Amoco lubricants business into the North American Finished Lubricants business was also completed. In addition, Chevron formed two new companies in 1999 to explore technology-related business opportunities.

Based on Chevron's 1999 performance, and Mr. Derr's contributions to Chevron, the Committee granted Mr. Derr a MIP award of $1,960,000. The MIP awards granted to Mr. Derr and to the other four highest-paid officers for the past three performance years are presented in the summary compensation table which follows this report.

LONG TERM INCENTIVES (LTIP)

Chevron's LTIP grants are made under the same determination rules for all LTIP participants. In anticipation of his retirement at the end of 1999, the Committee did not make a grant under LTIP for Mr. Derr in 1999.

Mr. Derr was granted 24,000 Performance Units in 1996 for the performance period January 1, 1997 through December 31, 1999. Chevron's TSR of 14.1% for this three-year period resulted in a performance unit payout of $1,267,065 to Mr. Derr.

OTHER

The Committee also notes that Mr. Derr was allocated $5,970 from his participation in Chevron's Profit Sharing/Savings Plan, a broad-based employee stock ownership plan. The allocation to this Plan was based on Chevron's 1999 income.

January 19, 2000

MANAGEMENT COMPENSATION COMMITTEE

S. H. Armacost, Chairman
C. A. Hills                    C. M. Pigott
C. Tien                        J. A. Young

SUMMARY COMPENSATION TABLE

                                                           Long-Term Compensation
                                                     -----------------------------------
                             Annual Compensation       Awards            Payouts
                           -----------------------   ----------   ----------------------
                                                     Securities     Vested        Non-
                                        Bonus ($)    Underlying   Performance    Stock        All Other
     Name and                Salary       (Year       Options        Units       Award     Compensation(2)
Principal Position  Year      ($)        Earned)        (#)           ($)         ($)            ($)
 K. T. Derr         1999   $1,350,000   $1,965,000          0     $1,267,065                  $ 75,451
 Retired Chairman   1998   $1,275,000   $1,185,000    110,000     $1,743,046          --      $111,694
                    1997   $1,200,000   $1,595,000    125,000(1)  $1,666,594                  $118,563

 D. J. O'Reilly     1999   $  575,000   $  720,000    150,000     $  422,355                  $ 32,132
 Chairman           1998   $  469,167   $  420,000     58,600     $  399,920          --      $ 41,544
                    1997   $  420,000   $  470,000     35,000     $  270,103                  $ 34,700

 J. N. Sullivan     1999   $  764,750   $  685,000     60,000     $  686,327                  $ 42,877
 Vice-Chairman      1998   $  735,000   $  545,000     58,600     $  958,298          --      $ 64,293
                    1997   $  701,250   $  775,000     60,000     $  913,753                  $ 67,603

 R. H. Matzke       1999   $  568,525   $  750,000     60,000     $  422,655                  $ 31,875
 Vice-Chairman      1998   $  527,500   $  395,000     45,500     $  399,920          --      $ 46,243
                    1997   $  450,000   $  415,000     35,000     $  382,167                  $ 41,434

 M. R. Klitten      1999   $  485,000   $  375,000     33,000     $  422,655                  $ 27,105
 Vice-President     1998   $  473,750   $  315,000     33,000     $  558,378          --      $ 41,462
                    1997   $  461,250   $  405,000     35,000     $  534,459                  $ 36,404

(1) Includes a non-qualified stock option (NQSO) for 15,000 shares granted in lieu of salary increase.

(2) Includes Chevron's contributions to the Profit Sharing/Savings Plan and allocations under the Excess Benefit Plan for the Profit Sharing/Savings Plan. For 1999, contributions to the Profit Sharing/Savings Plan for the five named individuals were as follows: K. T. Derr, $5,970,
    D. J. O'Reilly, $6,155, J. N. Sullivan, $5,970, R. H. Matzke, $6,184 and
    M. R. Klitten, $6,184; and contributions under the Excess Benefit Plan for the five named individuals were as follows: K. T. Derr, $69,481,
    D. J. O'Reilly, $25,977, J. N. Sullivan, $36,907, R. H. Matzke, $25,691 and
    M. R. Klitten, $20,694.

LONG-TERM INCENTIVE PLAN - 1999 PERFORMANCE UNIT AWARDS TABLE

                                   Number of     Performance    Estimated Future Payout (1)
                                  Performance    Period Until   ----------------------------
Name                             Units Granted      Payout      Threshold   Target   Maximum
K. T. Derr.....................          0              N/A          --         --       --
D. J. O'Reilly.................     32,000          3 Years       9,600     32,000   48,000
J. N. Sullivan.................     12,500          3 Years       3,750     12,500   18,750
R. H Matzke....................     12,500          3 Years       3,750     12,500   18,750
M. R. Klitten..................      7,000          3 Years       2,100      7,000   10,500

(1) The payout can vary depending on Chevron TSR vs. its five peer group competitors. A performance modifier provides the incentive to maximize TSR relative to the five peer group competitor by modifying the payout value (e.g., the modifier is 150% for the highest relative TSR and 0% for the lowest relative TSR). Payout (in dollars) is equal to the number of units times a performance modifier based on relative TSR times the 20-day trailing average price of Chevron Stock at the end of the performance period.

OPTION GRANTS IN LAST FISCAL YEAR TABLE

                                               Individual
                                                 Grants
                               Number of     Percentage of
                              Securities    Total NQSOs/SARs    Exercise
                              Underlying       Granted to        or Base
                                Options       Employees in        Price      Expiration
Name                          Granted (1)         1999         (per Share)      Date
K. T. Derr                              0            0          $     --            --

D. J. O'Reilly                    150,000         7.7%          $ 89.875      10/27/09

J. N. Sullivan                     60,000         3.1%          $ 89.875      10/27/09

R. H. Matzke                       60,000         3.1%          $ 89.875      10/27/09

M. R. Klitten                      33,000         1.7%          $ 89.875      10/27/09

Executive Plan
NQSO Stock Price/Share                                          $89.8750
All Optionees for NQSOs         1,829,831

All Stockholders(2)           656,342,574
Optionee Gain as % of All
Stockholders' Gain

                                 Potential Realizable Value After 10 Years
                                    based on Assumed Compounded Annual
                                     Rates of Stock Price Appreciation

                              -----------------------------------------------
Name                          0% per Year     5% per Year      10% per Year
K. T. Derr                     $     --     $            --   $            --
D. J. O'Reilly                 $     --     $     8,478,286   $    21,485,640
J. N. Sullivan                 $     --     $     3,391,314   $     8,594,256
R. H. Matzke                   $     --     $     3,391,314   $     8,594,256
M. R. Klitten                  $     --     $     1,856,223   $     4,726,841
Executive Plan
NQSO Stock Price/Share         $ 89.875     $      146.3969   $      233.1126
All Optionees for NQSOs                     $   103,425,533   $   262,100,607
All Stockholders(2)                         $37,097,732,340   $94,012,937,441
Optionee Gain as % of All
Stockholders' Gain                 0.0%                0.3%              0.3%

(1) NQSOs have a 10-year term and are 100% vested one year after date of grant. The exercise price is a fair market value on the date of grant.

(2) Represents the potential aggregate increase in market capitalization of Chevron based upon the 656,342,574 outstanding shares of Chevron Stock as of December 31, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES TABLE

                                                                                     Value of Unexercised
                    Shares                            Unexercised Shares             In-the-Money Shares
                  Acquired on       Value        ----------------------------   ------------------------------
Name               Exercise        Realized      Exercisable    Unexercisable    Exercisable     Unexercisable

Derr, K. T.           74,400    $    4,365,046        708,500              0    $   21,313,988     $      0

O'Reilly, D. J.       22,800    $    1,356,232        170,900        150,000    $    3,475,063     $      0

Sullivan, J. N.       79,400    $    4,588,781        378,800         60,000    $   11,576,075     $      0

Matzke, R. H.          4,400    $      269,500        209,500         60,000    $    5,943,163     $      0

Klitten, M. R.             0    $            0        200,600         33,000    $    5,738,375     $      0

PENSION PLAN TABLE

                                   Years of Credited Service
                       -------------------------------------------------
         Remuneration      25           30           35           40
          $1,000,000   $383,400     $450,900     $519,200     $635,900
          $1,250,000   $479,200     $563,600     $649,000     $794,900
          $1,500,000   $575,000     $676,300     $778,800     $953,900
          $1,750,000   $670,900     $789,000     $908,600     $1,112,900
          $2,000,000   $766,700     $901,700     $1,038,400   $1,271,900
          $2,250,000   $862,600     $1,014,400   $1,168,200   $1,430,900
          $2,500,000   $958,400     $1,127,200   $1,298,000   $1,589,900
          $2,750,000   $1,054,200   $1,239,900   $1,427,800   $1,748,900
          $3,000,000   $1,150,100   $1,352,600   $1,557,600   $1,907,900
          $3,250,000   $1,245,900   $1,465,300   $1,687,300   $2,066,900
          $3,500,000   $1,341,800   $1,578,000   $1,817,100   $2,225,900

The table above illustrates the approximate annual pension that the named executive officers in the Summary Compensation Table would receive under the Chevron Retirement Plan and the Retirement Plan portion of the Excess Benefit Plan if the plans remained in effect and the named executive officers retired at age 65 and elected an individual life pension. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

Mr. Derr retired at the end of 1999 with 38 years of credited service. If the other named executive officers remain employees until they reach age 65, the years of credited service will be as follows: J. N. Sullivan, 40 years; D. J. O'Reilly, 40 years; R. H. Matzke, 40 years; and M. R. Klitten, 39 years. The amounts set forth in the table above do not include modest reductions to reflect the offset for federal social security benefits required by the Retirement Plan.

The Retirement Plan is a defined benefit pension plan. Eligible employees of Chevron and consolidated subsidiaries automatically participate in the Plan and start accruing benefits from their first day of employment. Eligible employees become fully vested in their pension benefits after completing five years of service.

Pension benefits are calculated on a "final average pay formula" based on the length of credited service and the annual average of the highest 36 consecutive months of earnings. For executive officers, earnings include MIP awards and generally correspond with the combined amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation table on page 16. The same 36 consecutive month period is used to determine the highest average earnings for both salary and MIP awards.

The total pension benefit is equal to the sum of 1.4 percent of average earnings (less $600) multiplied by years of credited service prior to July 1, 1971; plus
1.35 percent of average earnings multiplied by years of credited service after June 30, 1971 and prior to July 1, 1986; plus 1.6 percent of average earnings multiplied by years of credited service after June 30, 1986. The basic pension is reduced by a portion of the federal social security benefit. Employees of acquired companies might receive benefits calculated under different formulas for their service under plans merged into the Retirement Plan. Benefits under the Retirement Plan are payable monthly in the form of an individual life pension upon retirement at age 65, although reduced benefits are available to eligible employees who terminate employment before attaining age 65. Instead of an individual life pension, eligible employees may elect to receive a 50% or 100% joint-and-survivor pension, or a lump sum payment. Other forms of distribution are available under the Excess Benefit Plan.

PERFORMANCE GRAPH

The performance graph below was prepared by Standard & Poor's Compustat group. It shows how an initial investment of $100 in Chevron Stock would have compared to an equal investment in the S&P 500 Index or the Competitor Peer Group indexes. The Competitor Peer Group companies are those with which Chevron competes directly and against which for a number of years it has measured its performance for purposes of calculating grants under its Management Incentive Plan and its Long-Term Incentive Plan. The comparison covers a five-year period beginning December 31, 1994 and ending December 31, 1999 and is weighted by market capitalization as of the beginning of each year. It includes the reinvestment of all dividends that an investor would be entitled to receive, with the reinvestment made on the ex-dividend trading date. The interim measurement points show the value of $100 invested on December 31, 1994 as of the end of each year between 1994 and 1999.

                              [PERFORMANCE GRAPH]

                                                       1994       1995       1996       1997       1998       1999
                                                     --------   --------   --------   --------   --------   --------
Chevron Corporation................................  10$0.00     $122.08    $156.82    $191.67    $212.86    $228.73
*Competitor Peer Group 1...........................  10$0.00     $133.59    $163.46    $200.24    $241.47    $294.19
**Competitor Peer Group 2..........................  10$0.00     $134.40    $165.57    $206.33    $231.95    $286.65
Standard & Poor's 500 Index........................  10$0.00     $137.58    $169.17    $225.60    $290.08    $351.12

       (*) Competitor Peer Group 1 is comprised of the predecessor companies of BP Amoco Corporation P.L.C.
        (Amoco Corporation), Atlantic Richfield Company, Exxon Mobil (Exxon Corporation and Mobil Corporation) and Texaco Inc.

       (**) To better reflect the primary competition in the marketplace where
        Chevron operates, the Management
        Compensation Committee changed the Peer Group to be Royal Dutch Petroleum, BP Amoco Corporation
        P.L.C., Atlantic Richfield Company, Exxon Mobil and Texaco Inc. The SEC's rules require Chevron to show the performance of both of these Competitor Peer Groups for the five-year period from 1994 to 1999.

INCREASE SHARES OF COMMON STOCK
-----------------------------------------------------
(ITEM 2 ON THE PROXY FORM)

Your Board unanimously recommends amending Chevron's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from one billion (1,000,000,000) shares of $1.50 par value to two billion (2,000,000,000) at shares of $.75 par value. The resolution in its entirety states:

"RESOLVED: That subject to stockholder approval, the Restated Certificate of Incorporation is hereby amended by deleting in its entirety the first paragraph of the existing Article IV of the Restated Certificate and substituting the following:

"The total of shares of all classes of stock which the Corporation shall have authority to issue is two billion one hundred million (2,100,000,000) of which one hundred million (100,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, and 2,000,000,000 shares shall be Common Stock of the par value of seventy-five cents ($0.75) per share."

As of February 28, 2000, 655,618,874 shares of Chevron Stock were outstanding and 56,868,194 were held in treasury. The proposed amendment would not increase the authorized number of shares of Preferred Stock. There are no shares of Preferred Stock outstanding.

There will be no change in the aggregate amount of stockholders' equity as reported in Chevron's consolidated financial statements as a result of the increase in authorized shares. Rather there will be a reduction in the amount of "stated" capital represented by the issued shares of Common Stock which will be offset by a corresponding increase in the amount of "capital in excess of par value". Retained earnings will not be affected.

The net effect of the change in par value will be to increase modestly the amount legally available for the payment of dividends. However, we do not anticipate that adoption of the amendment would affect the dividend rate, which is set by your Board.

If you approve the increase in authorized shares, there will be approximately 1,288,000,000 authorized but unissued shares available for future utilization. Although Chevron has no present plan to issue any of these shares, the additional shares would be available for the declaration of stock splits, stock dividends, acquisitions and any other proper corporate purpose. Chevron stockholders have no preemptive rights with respect to the issuance of additional shares of Chevron Stock. Once authorized in the Restated Certificate of Incorporation, your Board may issue shares of Chevron Stock without further authorization by the stockholders unless Chevron is required to obtain stockholder approval by applicable law or stock exchange regulations.

The primary reason Chevron is seeking your approval to increase the number of authorized shares is to facilitate a stock split at a later date. Chevron last split its stock in 1994. While Chevron has no present intent to effect a stock split, if the proposal is adopted, it may do so at any time that your Board believes it to be in the best interests of Chevron and its stockholders.

Chevron could also use the additional shares for acquisitions when its shares constitute an attractive "currency" for payment. For example, last year Chevron acquired oil and gas interest in Thailand by using treasury shares to purchase the former owners' interest.

Chevron could also use the additional shares in part to fund its broad-based profit sharing plan or its incentive compensation plans for senior management. In addition, the shares could be used to raise additional equity capital. However, Chevron does not presently foresee the need to use the shares for these purposes.

For many years, the New York Stock Exchange, on which Chevron Stock is listed, has required stockholder approval for the issuance of shares to officers or directors. In addition, the NYSE requires stockholder approval if the number of new shares to be issued in an acquisition or capital raising transaction would equal or exceed twenty percent of the outstanding common stock. The purpose of these NYSE requirements is to give stockholders control over events that could significantly dilute the value of their equity interests or result in excessive compensation to corporation insiders. Chevron has no intentions to de-list its shares from trading on the NYSE; and, therefore, these NYSE protections would remain.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

RATIFICATION OF ACCOUNTANTS
-----------------------------------------------------
(ITEM 3 ON THE PROXY FORM)

The Board's Audit Committee, which is composed entirely of non-employee Directors, has selected PricewaterhouseCoopers LLP as independent public accountants to audit the books, records and accounts of Chevron and its subsidiaries for the year 2000. Your Board has endorsed this appointment.

PricewaterhouseCoopers LLP has audited the consolidated financial statements of Chevron for many years and during the year ended December 31, 1999, provided both audit and nonaudit services. Audit services included:

(1) regular examination of the consolidated financial statements, including work relating to quarterly reviews, SEC filings, and consultation on accounting and financial reporting matters;

(2) audit of the financial statements of certain subsidiary companies to meet statutory or local regulatory requirements;

(3) audit of specific financial and statistical information in connection with contracts and other agreements; and

(4) examination of the financial statements of various Chevron employee benefit plans.

Nonaudit services provided by PricewaterhouseCoopers LLP included income tax consulting, employee benefit advisory services and systems consulting projects. All audit and nonaudit services provided by PricewaterhouseCoopers LLP are approved by the Audit Committee, which considers the potential for conflict of interest in reviewing non-audit services.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions.

If the stockholders do not approve the appointment of PricewaterhouseCoopers LLP, the Audit Committee will select another firm of auditors for the ensuing year.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
-----------------------------------------------------

If a stockholder wishes to present a proposal for action at the Annual Meeting of Stockholders in 2001, Chevron must include notice of the proposal and the Board's recommendation on the proposal in the proxy statement that we send out in advance of the meeting. Chevron's Articles of Incorporation preclude taking action on any proposal that is not included in the proxy statement unless the Board decides to waive the restriction.

For us to include a proposal in the proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the U.S. Securities and Exchange Commission. One of the requirements is that the proposal be received by the Corporate Secretary no later than November 22, 2000. Proposals we receive after that date will not be included in the proxy statement or acted upon at the Annual Meeting. We urge stockholders to submit proposals by Certified Mail--Return Receipt Requested.

You may obtain a copy of the current rules for submitting stockholder proposals from the U.S. Securities and Exchange Commissions at:

    U.S. Securities and Exchange Commission
    Division of Corporation Finance
    450 Fifth Street, N.W.
    Washington, DC 20549

or through the Commission's internet site:
http//www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

Chevron prints qualifying proposals in the proxy statement in the form that we receive them. We do not print the name, address and share ownership of the stockholder submitting a qualifying proposals but will promptly send the information upon oral or written request.

STOCKHOLDER PROPOSALS
-----------------------------------------------------

STOCKHOLDER PROPOSAL TO ELIMINATE
BIOACCUMULATIVE HALOGENATED
POLLUTANTS
(ITEM 4 ON THE PROXY FORM)

WHEREAS:

PCBs, PBBs, dioxins, polybrominated diphenyl ethers (PBDEs) and many similar chemicals containing chlorine or bromine are extremely toxic and bioaccumulate in food and mother's milk to levels that cause effects in children and disproportionately affect health in many communities of color;

The Environmental Protection Agency has found that any emission of these extremely toxic pollutants is of concern, and many governments are working toward their virtual elimination. However, companies are not required to develop and report Options for eliminating these pollutants under existing federal laws;

Exposure to these pollutants is associated with many health effects, which in the case of dioxins may include cancer, diabetes, endometriosis, a range of childhood learning problems, and other effects;

These pollutants are often created inadvertently, by reactions involving chlorine or bromine, in many industrial processes;

We believe generating these pollutants, which is costly to companies and economies, can be eliminated cost effectively with sound planning based on sound information;

Processes used by Chevron refineries generate these pollutants, including PCBs and dioxins, among the most toxic chemicals known. Chevron's mission to create superior value, and the company's goal to be an industry leader in health performance, indicate that we should lead in sharing information about the virtual elimination of these pollutants.

Therefore, be it resolved that the shareholders request that Chevron;

1. Adopt a plan for virtual elimination of bioaccumulative halogenated pollutants at its major facilities which identifies, for each facility, all inputs and uses of chlorine and bromine, any sources of dioxin and other bioaccumultive pollutants containing these compounds in the facility, and any options that may eliminate the generation of these pollutants.

2. Provide a summary report to shareholders on these virtual elimination options annually.

SUPPORTING STATEMENT

We believe this policy makes business sense because preventing pollution is cost effective in the short term and avoids long-term liabilities related to toxic chemical exposures.

Ethically this is the right thing for our company to do because recent reports indicate that children and other family members are sick in disproportionately exposed communities near petrochemical facilities, and our company's actions can prevent some exposures.

It will improve our company's image if Chevron goes beyond its existing policy to minimize pollution and joins the new efforts for virtual elimination of toxic and bioaccumulative pollutants.

YOUR BOARD'S RECOMMENDATION ON THE PROPOSAL TO ELIMINATE BIOACCUMULATIVE HALOGENATED POLLUTANTS

Recommendation of the Board AGAINST this Proposal:

Your Board believes that Chevron's existing Policy 530 - PROTECTING PEOPLE AND THE ENVIRONMENT--together with associated operating, communication and management practices, addresses the concerns raised in the proposal. We have continually anticipated and responded to heightened stakeholder expectations in the areas of health, safety and the environment. We are proud of our efforts and continue to work hard to ensure our policies, practices and plans in this area remain unsurpassed.

In 1992, we established the PROTECTING PEOPLE AND THE ENVIRONMENT program to provide a systematic approach to manage health, safety and environmental affairs. Implementation of the pollution prevention element of the program commits Chevron facilities to have operational practices in place to identify, minimize or prevent pollution. Practices include identification of potential sources of emissions, assessment of exposures and health risks, and implementation of plans to minimize or eliminate the emissions.

Chevron does not directly manufacture products such as PCB, PBB, polybrominated diphenyl ethers (PBDE) or other so-called bioaccumulative halogenated compounds. They are present in the environment from a multitude of different sources. Because some chlorine and bromine, which are precursors of these compounds, are present as naturally occurring contaminants in raw materials we use, it is possible that extremely small quantities of these compounds might be formed and be emitted from our industrial processes. However, we believe that these trace emissions do not pose a real health risk to our employees or the communities around our facilities.

Implementation of our Policy 530 also commits us to work with public representatives and to encourage the development of regulations that are based on sound science and consider cost-benefit principles. We are supporting the development of U.S. EPA strategies for bioaccumulative halogenated compounds. These strategies will help to quantify possible sources of emissions, assess potential impacts and provide action plans for priority sources. We will comply with the U.S. Toxic Release Inventory requirements, which in 2000 include the annual collection of facility release data of certain persistent toxic materials including bioaccumulative halogenated pollutants. This information will be publicly available in 2001 from EPA's website.

We believe that our Policy 530 and PROTECTING PEOPLE AND ENVIRONMENT program and our current operational, communications and management practices address the stockholder proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL TO REPORT
ON POTENTIAL ENVIRONMENTAL
DAMAGE TO ANWR
(ITEM 5 ON THE PROXY FORM)

WHEREAS: the Arctic National Wildlife Refuge (the "Refuge") is the only conservation area in the nation that provides a complete range of Arctic and sub-Arctic ecosystems balanced with a wide variety of wildlife, including large populations of caribou, muskoxen, polar bears, snow geese and 180 species of other migratory birds;

Interior Secretary Bruce Babbitt has likened drilling in the Refuge to damming up the Grand Canyon;

the Refuge Coastal Plain, 1002 Area, is the only section of Alaska's entire North Slope not open for oil and gas exploration and production; and

in 1998, our company announced an agreement with the Arctic Slope Regional Corporation to drill for oil in the Kaktovik area of the Refuge;

RESOLVED, the Shareholders request that Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on the potential environmental damage that would result from the company proceeding with plans to drill for oil and gas in the coastal plain, 1002 Area, of the Arctic National Wildlife Refuge. The report should also cover the financial costs of the plan and the expected return.

SUPPORTING STATEMENT

"Ninety-five percent of Alaska's most promising oil-bearing lands are already open for development, but it is imperative that we continue to protect the wildlife, fish and wilderness that make up the rest of this invaluable part of our American heritage."--President Jimmy Carter (1995)

Once part of the largest intact wilderness area in the United States, America's Arctic now hosts one of the world's largest industrial complexes. Oil companies already have access to 95 percent of the North Slope. More than 1500 miles of roads and pipelines and thousands of acres of industrial facilities sprawl over some 400 square miles of once pristine arctic tundra. Oil operations in America's Arctic annually emit roughly 43,000 tons of oxides of nitrogen, which contribute to smog and acid rain.

The Coastal Plain is the biological heart of the Refuge, to which the vast Porcupine river caribou herd migrate each spring to give birth. The Department of Interior has concluded that development in the Coastal Plain would result in major adverse impacts on the caribou population. According to the Alaska Department of Fish and Game caribou inhabiting the oil fields do not thrive as well as members of the same herd that seldom encounter oil-related facilities.

The Coastal Plain is the most important onshore denning area for the entire South Beaufort Sea polar bear population and serves as crucial habitat for muskoxen and for at least 180 bird species that gather there for breeding, nesting and migratory activities.

Balanced against these priceless resources is the small potential for economically recoverable oil. The most recent federal estimate predicted that only 2.6 billion barrels would be economically recoverable in the Coastal Plain--less than 6 months worth of oil for the United States.

Vote YES for this proposal which will improve our Company's reputation as a leader in environmentally responsible energy recovery.

YOUR BOARD'S RECOMMENDATION TO PREPARE A REPORT ON POTENTIAL ENVIRONMENTAL DAMAGE TO ANWR

Recommendation of the Board AGAINST this Proposal:

There is currently no legislation before the Congress to open the Coastal Plain of ANWR for petroleum exploration, development and production; and Chevron has no established plan for drilling in that area. Therefore your Board feels that the proposal is not relevant at this time.

We do support opening the ANWR Coastal Plan to oil operations. We respect the environmental concerns that some have expressed regarding that area. However, based on past experience, we believe that operations can be carried out there in a way which protects the environment and that the pursuit of the area's potential petroleum reserves is in the national interest.

The petroleum industry's many decades of exploration and production activities in arctic Alaska--much of it next door at the Prudhoe Bay field--have provided overwhelming evidence that these operations can be compatible with the environment and wildlife in the area. Approximately 25% of domestic oil production is produced in and around the Prudhoe Bay area. This activity has not adversely impacted the area's caribou population. In fact, the herd that grazes in the Prudhoe Bay oil field is now several times larger than when oil development first began in the early 1970's.

Chevron, as stated in its Policy 530, PROTECTING PEOPLE AND THE ENVIRONMENT, is expressly committed to conduct its business in a socially responsible and ethical manner that protects safety, health and the environment. Chevron's operations in some of the most sensitive environments in the world evidence this commitment. Chevron has already conducted, in an environmentally responsible manner, exploration operations in the Coastal Plain Area of ANWR on lands leased from the native-owned Arctic Slope Regional Corporation (ASRC).

Any operations on ASRC lands are conducted pursuant to plans that must be submitted for review and comment to the U.S. Fish and Wildlife Service, as well as other state and federal agencies. Chevron plan design and agency review ensured that such activities were conducted in a manner so as not to significantly adversely affect the wildlife, its habitat, or the environment of the ASRC lands or Refuge lands. Chevron is confident that any future operations on the ANWR Coastal Plain would be conducted in a similarly responsible manner.

Million of dollars have been spent towards understanding the Arctic ecosystems and past operations have demonstrated that wildlife and petroleum development can coexist. There are rigorous regulatory and permitting processes at the Federal, State and Local level that require thoroughly researched and planned development activities focused on environmental protection. Chevron believes that oil and gas development in ANWR can take place in a responsible manner, without degradation to the environment, while fulfilling the nation's need for additional stable and dependable energy supplies.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL TO
REPORT ON GREENHOUSE GAS
EMISSIONS

(ITEM 6 ON THE PROXY FORM)

WHEREAS:

The overwhelming majority of independent, peer-reviewed atmospheric scientists agree that global warming is a real, existing problem, posing serious challenges to our country;

The Intergovernmental Panel on Climate Change, composed of more than 2000 government selected scientists, warns that global warming caused by burning fossil fuels and emitting greenhouse gases is already under way;

More frequent and deadly heat waves have claimed the lives of increasing numbers of poor, asthmatic and elderly people nationwide;

Spring comes a week earlier across the Northern Hemisphere than it did 30 years ago;

Severe rainstorms have grown by almost 20%;

The Arctic ice sheet is in many places 40 inches thinner than its normal 10 ft;

Warmer waters have bleached coral reefs around the globe;

Glaciers are melting;

Sea levels are rising.

WE BELIEVE:

In order to leave the children of the world a safe and healthy environment, and protect threatened plants and animals, it is time for Chevron to live up to its responsibility as a producer of the pollution which causes global warming. A variety of companies including Enron, BP Amoco, 3M, Toyota and others have stated that they "accept the views of most scientists that enough is known about the science and environmental impacts of climate change for us to take actions to address its consequences." These companies are preparing for the future now by taking the concrete steps necessary to assess their opportunities for reducing the amount of carbon pollution they produce. Failing to rise to the challenge set by these industry leaders will hurt our company's competitiveness and cost our shareholders increasing amounts of money.

RESOLVED: that the shareholders of Chevron request that the Board of Directors report (at reasonable costs and omitting proprietary information), to shareholders by August 2000, on the greenhouse gas emissions from our company's own operations and products, including (with dollar amounts where relevant)
(i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions and potential liability for damages associated with climate change, and
(iii) actions by our company, or by the industry associations to which it pays dues, promoting the view that the issue of climate change is exaggerated, not real, or that global warming may be beneficial.

SUPPORTING STATEMENT

We believe that Chevron is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of the pollution which causes global warming, even as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that will penalize excessive carbon polluters. Furthermore, we believe that our company is using shareholder money for advertising and lobbying to suggest that the problem of global warming is exaggerated, not real, or too costly to deal with; and thus using our prestige and influence to obstruct efforts to address climate change.

YOUR BOARD'S RECOMMENDATION ON REPORT ON GREENHOUSE GAS EMISSIONS

Recommendation of the Board AGAINST this Proposal:

Global climate change continues to be an issue of strategic importance to our industry and company, and Chevron shares the concern about the possible effects of climate change on future generations. This very important environmental issue is covered under our Policy 530, PROTECTING PEOPLE & THE ENVIRONMENT, and Chevron is doing what we can to slow worldwide growth in greenhouse gas emissions without unduly harming the global economy.

As an international energy company, Chevron provides energy products vital to the development of the world's economies and to our nation's continued economic growth. While contributing significantly to economic growth, use of these fuels has also contributed to an increase in the concentration of "greenhouse" gases--mainly carbon dioxide and methane--in the atmosphere.

Our objective is to increase oil and natural gas production to meet the world's growing energy needs, and at the same time steadily reduce emissions per unit of output from operations. In recent years, Chevron has participated in energy conservation efforts such as the Environmental Protection Agency's "Green Lights" program and has continued to reduce emissions of methane from our US oil and gas operations as a charter member of EPA's Natural Gas STAR Program. In 1999, the EPA recognized Chevron's North American oil and gas producing operations as "STAR Partner of the Year."

As part of our ongoing efforts to reduce gas flaring in West Africa, Chevron has completed the Escravos Natural Gas Plant and has signed memoranda of understanding with four host governments to construct a natural gas pipeline that would provide the clean energy needed to support sustainable economic development. Operation of the Escravos Plant is already resulting in reduced greenhouse gas emissions, and the West African Gas Pipeline will reduce total greenhouse gas emissions by an additional 100 million metric tons of carbon dioxide over a 20-year project life. Recently, Chevron also began operations at a West African offshore oil production platform that re-injects, rather than flares, all associated natural gas. All of these projects result in reduced greenhouse gas emissions.

Chevron is using these and other results to develop an estimated "emissions inventory" to track our progress in reducing emissions. In 1998 (the last year for which data are available), Chevron's greenhouse gas emissions from worldwide operations were up only 1% from 1997, compared to production growth of 3%, indicating continued reduction in emissions per unit of output. In addition, since 1991, Chevron has improved overall energy efficiency (which also results in reduced greenhouse gas emissions) by about 16%.

Another aspect of our voluntary effort is to help facilitate the development of practical tools to reduce emissions. Chevron sponsored 1998 and 1999 conferences on the Clean Development Mechanism, one of the more promising efforts to reduce emissions using market-based incentives rather than penalties.

As a result of these and other voluntary actions, Chevron's total greenhouse gas emissions in the developed countries are declining and are currently more than 10% below 1990 levels. The success of these voluntary efforts confirms our ongoing commitment to combining superior economic performance with environmental responsibility.

Despite these and other people's voluntary actions, the concern that greenhouse gas emissions are leading to, or could lead to, adverse effects on the environment is causing a number of scientists and policy makers to call for mandates to cut fossil fuel use. At the same time, many of these same scientists recognize that the link between the human contribution to the increase in greenhouse gases and potential climate change remains uncertain. Consequently, in addition to stating our commitment to environmental protection, our policy advocates that sound science should drive environmental regulations. So we strongly endorse more scientific research to solve the climate change puzzle before governments adopt additional mandates to restrict emissions.

Chevron understands the concern surrounding global climate change. We are responding with voluntary actions to reduce emissions, while at the same time providing vital energy products in an environmentally responsible manner. We believe that Chevron's actions satisfy the concerns raised in the stockholder proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

OTHER MATTERS
-----------------------------------------------------

Your Board does not know of any other matter that will be presented for your consideration at the Annual Meeting. Unless your Board otherwise permits, only the matters described in this Notice of Meeting and the 2000 Proxy Statement will be voted upon at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

                                     [LOGO]

                             YOUR VOTE IS IMPORTANT

                        PLEASE VOTE AS SOON AS POSSIBLE

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             CHEVRON CORPORATION

The undersigned stockholder of Chevron Corporation hereby appoints Carla A. Hills, David J. O'Reilly and Charles M. Pigott, and each of them, proxy holders of the undersigned each with the power of substitution to represent and to vote all the shares of common stock of Chevron Corporation held of record by the undersigned on February 28, 2000, at Chevron's Annual Meeting of Stockholders to be held on April 26, 2000, and any adjournment thereof. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board's recommendations. The proxy holders will vote on such other matters as may properly come before the meeting unless the undersigned strikes out this sentence.

     (Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------

                            FOLD AND DETACH HERE

                                                        [CHEVRON LOGO]

Dear Stockholders:

The top portion of this card is your 2000 Chevron Corporation proxy. It is important that you vote your shares. You may vote by telephone, by the Internet or by mail. If you wish to vote by telephone or by the Internet, instructions are printed on the reverse side of this card. If you wish to vote by mail, mark, sign, date and return the proxy (the top portion of this card) using the enclosed envelope.

The lower portion of this card is your 2000 Annual Meeting Ticket. I invite you to attend Chevron's 2000 Stockholders' Meeting at Chevron Park, San Ramon, California. Seating will be limited at Chevron Park and, depending on stockholder attendance, we may have to seat guests in an overflow area. Please bring this ticket with you to the Stockholders' Meeting. It is your parking and admission ticket.

Sincerely,

/s/ Lydia I. Beebe
Lydia I. Beebe
Corporate Secretary

2000 Annual Stockholders' Meeting Ticket
       - Meeting Date:     April 26, 2000
       - Meeting Time:     9:30 a.m. (doors open at 8:30 a.m.)
       - Meeting Location: Chevron Park, Building A, 6001 Bollinger Canyon Road,
                           San Ramon, CA

         ------------------------------------------------------------------
                     THIS IS YOUR PARKING AND ADMISSION TICKET.
           PLEASE HAVE IT OUT AND AVAILABLE WHEN YOU REACH CHEVRON PARK.
         ------------------------------------------------------------------

Note: Cameras, tape recorders, cell phones, etc. will not be allowed in the meeting, other than for Company purposes. A checkroom will be provided. For your protection, all briefcases, purses, packages, etc. will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you.

                    (See reverse side for additional information.)

                               (CONTINUED FROM FRONT)

                        Please mark your votes as indicated in this example /X/

YOUR BOARD RECOMMENDS FOR AND YOUR PROXY HOLDERS WILL VOTE FOR THE ELECTION OF THE FOLLOWING DIRECTORS UNLESS YOU DIRECT OTHERWISE:

1. ELECTION OF DIRECTORS

01) S. H. Armacost      04) J. B. Johnston      07) C. M. Pigott        10) J. N. Sullivan
02) S. L. Ginn          05) R. H. Matzke        08) C. Rice             11) C. Tien
03) C. A. Hills         06) D. J. O'Reilly      09) F. A. Shrontz       12) J. A. Young

To vote for all nominees,        To withhold authority to vote for any
check this box. / /              individual nominee while voting for the
                                 remainder, write that nominee's name in the
                                 following space:
To withhold authority
to vote for all nominees,
check this box. / /              ---------------------------------------------

YOUR BOARD RECOMMENDS FOR AND YOUR PROXY HOLDERS WILL VOTE FOR THE FOLLOWING UNLESS YOU DIRECT OTHERWISE:

2. Increase Shares of Common Stock
/ / FOR   / / AGAINST   / / ABSTAIN

3. Ratification of Accountants
/ / FOR   / / AGAINST   / / ABSTAIN


YOUR BOARD RECOMMENDS AGAINST AND YOUR PROXY HOLDERS WILL VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSALS UNLESS YOU DIRECT OTHERWISE:

4. Eliminate Bioaccumulative Halogenated Pollutants
/ / FOR   / / AGAINST   / / ABSTAIN

5. Report on Potential Environmental Damage to ANWR
/ / FOR   / / AGAINST   / / ABSTAIN

6. Report on Greenhouse Gas Emissions
/ / FOR   / / AGAINST   / / ABSTAIN

By checking the box to the right, I consent to future access of the Annual   / /
Report, Proxy Statements, Prospectuses and other communications electronically via the Internet. I understand that Chevron may no longer distribute printed materials to me for any future stockholders' meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting Chevron's transfer agent, ChaseMellon Shareholder
Services, L.L.C., Ridgefield Park, NJ. I also understand that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

SIGNATURE(S)                         SIGNATURE(S)                  DATE
            ------------------------             ------------------    --------
Please sign your name exactly as it appears hereon. When signing for shares that are owned jointly, each stockholder please sign. When signing as an executor, administrator, trustee, custodian or guardian, please give your full title. When signing on behalf of a corporation, please sign in the full corporate name by an authorized officer.

-------------------------------------------------------------------------------

                                FOLD AND DETACH HERE


                           VOTE BY TELEPHONE OR INTERNET
                          QUICK * * * EASY * * * IMMEDIATE


Your telephone or Internet vote authorizes the named proxy holders to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:  CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-840-1208
                (24 hours).
                THERE IS NO CHARGE TO YOU FOR THIS CALL.
                You will be asked to enter a CONTROL NUMBER which is located in the box in the lower right corner of this form.

OPTION A:       To vote as your Board recommends on ALL items, press 1.

OPTION B:       If you choose to vote on each item separately, press 0. You will hear these instructions:

                ITEM 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                ITEM 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                The instructions are the same for all of the remaining proposals.
                WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.

VOTE BY INTERNET: THE WEB ADDRESS IS http://www.eproxy.com/chv/
  PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTE BY TELEPHONE OR INTERNET

                                 THANK YOU FOR VOTING.


CALL * * TOLL-FREE * * ON A TOUCH-TONE TELEPHONE
        1-800-840-1208 - (24 hours)
        There is NO CHARGE to you for this call.